                                                            EXHIBIT 11.1


                               VARITY CORPORATION
                    PRIMARY EARNINGS PER SHARE COMPUTATIONS
                 (Dollars in millions except per share amounts)

                                                        Three months ended October 31,
                                                       --------------------------------
                                                            1995             1994
                                                       ---------------  ---------------

Income before discontinued operations................         $  20.8          $  33.0

Preferred stock dividend entitlements................             (.6)             (.6)
                                                              -------          -------

Income attributable to common stockholders before
  discontinued operations (A)........................            20.2             32.4

Earnings (loss) from discontinued operations (B).....               -              (.3)
                                                              -------          -------

Net income attributable to common stockholders (C)...         $  20.2          $  32.1
                                                              =======          =======

Weighted average shares of common stock outstanding
  during the period (in thousands)...................          40,973           43,757

Common stock equivalents:
  Common stock options...............................             412              408
                                                              -------          -------

Primary weighted average shares of common stock
  outstanding during the period (D)..................          41,385           44,165
                                                              =======          =======

Primary income per share of common stock:

  Before discontinued operations (A/D)...............         $   .49          $   .73

  Discontinued operations (B/D)......................               -                -
                                                              -------          -------

  Net income (C/D)...................................         $   .49          $   .73
                                                              =======          =======


Note: Fully diluted earnings per share computations are not presented as no significant dilution exists.